Exhibit 10.18

APPENDIX A-2020
To RingCentral, Inc. Executive Bonus Plan
2020 Performance Goals
(Effective as of January 1, 2020)

1. 2020 Performance Periods and Performance Goals. For the calendar year 2020, there are four quarterly Performance Periods, ending on March 31, June 30, September 30 and December 31, 2020 (each, a “2020 Performance Period”). For each of the four 2020 Performance Periods, there are two equally weighted (50% each) performance goals (each, a “2020 Performance Goal”): Revenue and Operating Margin (each as defined below). The chart below set forth the Revenue and Operating Margin Performance Goals for the four 2020 Performance Periods.

2020 Performance Period	Revenue Performance Goal (in millions)	Operating Margin Performance Goal
Q1	$267.10	8.20%
Q2	$280.80	9.10%
Q3	$302.40	10.50%
Q4	325.2	0.105
“Revenue” means as to each of the 2020 Performance Periods, the Company’s net revenues generated from third parties, including both services revenues and product revenues as defined in the Company’s Form 10-K filed for the calendar year ended December 31, 2019. Net revenue is defined as gross sales less any pertinent discounts, refunds or other contra-revenue amounts, as presented on the Company’s press releases reporting its quarterly financial results.

“Operating Margin” means as to each of the 2020 Performance Periods, the Company’s non-GAAP operating income divided by its Revenue. Non-GAAP operating income means the Company’s Revenues less cost of revenues and operating expenses, excluding the impact of stock-based compensation expense, amortization of acquisition related intangibles, legal settlement related charges and as adjusted for certain acquisitions, as presented on the Company’s press releases reporting its quarterly financial results.

2.Funding of 2020 Bonus Pool. Subject to the terms of the Plan, including but not limited to Section 3(d) of the Plan, following the end of each of the 2020 Performance Periods, the Committee will determine the extent to which each of the 2020 Performance Goals are achieved in accordance with the following guidelines.
a.If the Company achieves Revenue in the 2020 Performance Period that is lower than the amount of Revenue expected by analyst consensus estimates after the Company has released its guidance for such 2020 Performance Period (“Revenue Floor”), the 2020 Bonus Pool related to the Revenue Performance Goal for such 2020 Performance Period will not fund.
b.If the Company achieves Operating Margin in the 2020 Performance Period that is lower than the Operating Margin expected by analyst consensus estimates after the Company has released its guidance for such 2020 Performance Period (“Operating Margin Floor”), the 2020 Bonus Pool related to the Operating Margin Performance Goal for such 2020 Performance Period will not fund.

c.If the Company achieves Revenue that is at least equal to the Revenue Floor, the 2020 Bonus Pool related to the Revenue Performance goal for the 2020 Performance Period will fund as follows based on the achievement relative to the applicable Performance Goal.
Revenue: For 100% of the Bonus Pool with respect to Revenue to fund, 100% to 101% of the Performance Goal for Revenue must be achieved. For each 0.5% of Revenue that is achieved above 101% of the Performance Goal for Revenue, the Bonus Pool with respect to Revenue will be increased by 5%, and for each 0.5% of Revenue that is achieved below 100% of the Performance Goal for Revenue, the Bonus Pool with respect to Revenue will be reduced by 5%.
d.If the Company achieves Operating Margin that is at least equal to the Operating Margin Floor, the 2020 Bonus Pool related to the Operating Margin Performance goal for the 2020 Performance Period will fund as follows based on the achievement relative to the applicable Performance Goal.
Operating Margin: For 100% of the Bonus Pool with respect to Operating Margin to fund, 100% of the Performance Goal for Operating Margin must be achieved. For each 0.5% of Operating Margin that is achieved above the Performance Goal for Operating Margin, the Bonus Pool with respect to operating Margin will be increased by 5% (up to a maximum of 120%), and for each 0.5% of Operating Margin that is achieved below the Performance Goal for Operating Margin, the Bonus Pool with respect to Operating Margin will be reduced by 5%.

The chart below illustrates examples of the funding multiple that will apply to each Performance Goal.

Performance Goal Achievement Revenue	2020 Bonus Pool Funding Multiple for Revenue*	Performance Goal Achievement Operating Margin	2020 Bonus Pool Funding Multiple for Operating Margin*
97%	.70x	1.5% below Goal	.85x
97.50%	.75x	1.0% below Goal	.90x
98%	.80x	0.5% below Goal	.95x
98.50%	.85x	At Goal	1.00x
99%	.90x	0.5% above Goal	1.05x
99.50%	.95x	1.0% above Goal	1.10x
100% - 101%	1.00x	1.5% above Goal	1.15x
101.50%	1.05x	2.0% above Goal	1.20x
102%	1.10x	--	--
102.50%	1.15x	--	--
103%	1.20x	--	--

* “x” equals the target bonus amount at achievement of 100%-101% of the 2020 Performance Goal for Revenue, and equals the target bonus amount at achievement of 100% of the 2020 Performance Goal for Operating Margin. The lowest Funding Multiple for Revenue set forth above assumes that the achievement of the 2020 Performance Goal for Revenue is equal to at least the Revenue Floor required to fund the 2020 Bonus Plan. The maximum Funding Multiple for Operating Margin shall be 1.20x. There is no maximum Funding Multiple for Revenue.

Illustration

For example, if the Company achieves its Revenue at 101% of the 2020 Performance Goal for Revenue and achieves its Operating Margin at 1.3% above the 2020 Performance Goal for Operating Margin, the 2020 Bonus Pool will fund as to 106.5%, determined as follows:

–50% on achievement of the Revenue 2020 Performance Goal (50% weighted target * 1.00x)
–56.5% on achievement of the Operating Margin 2020 Performance Goal (50% weighted target * 1.13x)
3.Timing of Bonus Payments. Quarterly bonuses earned under this 2020 Bonus Plan shall be paid in the quarter following the quarter in which earned.